Exhibit 10.133

MTI Micro Fuel Cells Inc. (Letterhead)	MTI Micro Fuel Cells Inc.
431 New Karner Road
Albany, New York 12205
Tel: 518.533.2200. Fax: 518.533.2201
www.mechtech.com

______________________________________________________________________________

December 20, 2005

Mr. William P. Acker

3 Pine Grove Lane

Rexford, New York 12148

Re: Employment Agreement dated December 20, 2005

Dear Bill:

This letter sets forth our agreement to replace your original employment agreement dated October 15, 2002, and is being made to address contemplated changes to your employment as Chief Executive Officer of MTI Micro Fuel Cells, Inc. ("MFC") or ("the Company"), as your role changes from that of CEO to Advisor upon the new CEO commencing his or her employment, and the term of your employment as Advisor.

Positions and Responsibilities. You will continue to serve as Chief Executive Officer of MFC until a successor is in place or at another mutually agreed date. You will serve as an Advisor to the Company on the terms described below for a period of 12 months following your transition to the role of Advisor from Chief Executive Officer upon the new CEO commencing his or her employment. At the completion of your service as an Advisor, your employment with the Company will terminate. When you cease to be Chief Executive Officer, you will continue as a member of MFC's Board of Directors and serve as all other directors at the pleasure of the MFC shareholders. You will also serve as Chairman of the Technical Review Committee of the MFC Board and be named "Co-Founder."

Salary and Compensation. Your base salary as Chief Executive Officer shall continue to be $250,000 per year.

In your role as Advisor you will be paid at the same base salary as you were as CEO of MFC. However, during the first six months of your Advisor role, if you earn cash compensation from outside employment in excess of $5,000 per month, your Advisor role monthly compensation shall be reduced by the amount you earn from such outside employment. During the second six month period in your role as Advisor, there shall be no reduction in your Advisor role monthly compensation for any compensation earned by you from any source or in any amount whatsoever. In the event that a successor Chief Executive Officer is not in place by April 30, 2006 and you continue to serve in that capacity, one month of this reduction in Advisor compensation will be waived for each additional month of service as Chief Executive Officer.

Other than the payments set forth in this Agreement, no severance payments shall be made at the conclusion of the 12 month Advisor period.

All payments under this Agreement shall be subject to withholdings and deductions made by the Company as required by applicable federal, state, and local law.

Stock Options. All MTI and MTI Micro stock options will continue to vest, in accordance with their vesting schedules, during your employment as CEO and Advisor and any remaining unvested stock options shall automatically vest upon the termination of your employment at the end of your role as Advisor. Upon the termination of your employment, all of these options will have their terms modified so that they will remain exercisable through December 31, 2009, unless you a) commence employment with a direct competitor of MFC, which shall mean a business engaged in the development, marketing or production of direct methanol fuel cells; and b) your job duties at such direct competitor are involved in such direct methanol fuel cell activities, in which case all options shall expire on the date you commence such employment.

Other Benefits. As Chief Executive Officer, you will be entitled to 3 weeks vacation per year. As Advisor to the Company, you will be eligible to participate in the 401(k) retirement program and receive the employer matching contribution and all insurance benefits available to executive employees of MFC but you will not be entitled to vacation. Further, MFC will maintain reasonable and customary directors' and officers' liability insurance at all times during your employment as CEO and your service as a director.

Termination of Employment. Each of you and the Company shall have the right to terminate your employment for any reason and for no stated reason. In the event of your termination, the Company shall pay you (or in the event of your death, your beneficiary), in addition to any other amounts payable to you hereunder: (i) the full amount of the accrued but unpaid salary you have earned through the date of termination; and (ii) any unpaid reimbursement for business expenses that you are entitled to receive. The amounts contemplated above shall be paid to you as follows: a cash lump sum payment not later than thirty (30) days following your termination, in the case of accrued but unpaid salary, and not later than thirty (30) days following receipt by the Company from you of appropriate documentation supporting any reimbursable expenses, in the case of reimbursable expenses.

In addition to the amounts contemplated in the preceding paragraph, in the event the Company terminates your employment with or without cause, the Company shall continue to pay your Advisor payments for the balance of your 12 month advising period, subject to reduction as described above.

Complete Agreement. This Agreement and the Proprietary Information Agreement ("PIA") (attached hereto as Exhibit A), previously signed by you, which shall remain in full force and effect, constitute the complete agreement between you and the Company and supercede any and all prior discussions and agreements not referred to above between yourself and MFC or MTI. Paragraph "A" of the PIA shall only remain in effect until the end of your role as CEO. This Agreement cannot be amended except in a writing signed by both parties and is binding on our respective successors.

If the foregoing is acceptable, please counter-sign this letter in the space provided below. As always, if you have any questions, please feel free to contact me.

Sincerely,

s/Steven N. Fischer

Steven N. Fischer

Accepted: s/William P. Acker__ _______________

William P. Acker

Date: December 20, 2005 _________________

Exhibit A

PROPRIETARY INFORMATION AGREEMENT

To MTI MicroFuel Cells Inc.:

As used herein the term "Company" means MTI MicroFuel Cells Inc., its successors, assigns, and any of its present or future subsidiaries or organizations controlled by, controlling or under common control with it.

In consideration of my employment with the Company and any other compensation paid for my services in the course of such employment, I agree:

    that all inventions made or conceived by me (whether made solely by me or jointly with others) from the time that my employment commenced until my employment ends, (1) that are related to direct methanol fuel cell systems; or (2) which result from or suggested by any work which I may do for or on behalf of the Company, shall be and remain the sole and exclusive property of the Company or its nominees whether patented or not;

    to disclose such inventions to the Company promptly and fully and assist the Company and its nominees during and subsequent to such employment in every proper way (without charge to the Company, but without expense to me) to obtain for its or their own benefit patents for such inventions in any and all countries;

    to make and maintain adequate and current written records of all such inventions, in the form of notes, sketches, drawings, or reports relating thereto which records shall be and remain the property of and be available to the Company at all times;

    to deliver promptly to the Company on termination of my employment, all memoranda notes, records, reports, manuals, drawings, computer code and algorithms, blueprints, and any other documents belonging to the Company (I.e. all material obtained at Company expense or otherwise acquired in connection with the performance of my work with the Company, whether or not related to any invention or patentable idea), including all copies of such materials, which I may possess or have under my control;

    except as the Company may otherwise consent in writing, not to publish or otherwise disclose or use at any time (except as my Company duties may require) either during or subsequent to my employment, any information, knowledge, or data of or about the Company that I have obtained or will obtain including, but not limited to: formulas, business and technical processes, computer programs, methods, machines, manufactures, compositions, inventions, discoveries, accounting methods, information systems, business or financial plans or reports, customer lists, or other matters which are of a secret* or confidential* nature;

    to notify the Company in writing before I make any disclosure or perform or cause to be performed any work for or on behalf of the Company, which appears to threaten conflict with (1) rights I claim in any invention or idea (a) conceived by me or others prior to my employment, or (b) otherwise outside the scope of the Agreement, or (2) rights of others arising out of obligations incurred by me (a) prior to this Agreement, or (b) otherwise outside the scope of the Agreement. In the event of my failure to give notice under the circumstances specified in (1) of the foregoing, the Company may assume that no such conflicting invention or idea exists, and I agree that I will make no claim against the Company with respect to the use of such invention or idea in any work or on behalf of the Company.

* These terms are used in the ordinary sense and do not refer to official security classifications of the United States Government.

This Agreement supercedes and replaces any existing Agreement which I have entered into with the Company relating to the treatment of the Company's proprietary information. It may not on behalf of or in respect to the Company be changed or modified, or released, discharged, abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by an officer or other authorized executive of the Company.

Discharge of any of my obligations under this Agreement shall be an obligation of my executors, administrators or other legal representatives or assigns.

Except as specifically listed below, I will not assert any rights under any inventions, discoveries, concepts or ideas, or improvements thereof or know-how related thereto, as having been made or acquired by me prior to the commencement of my employment by the Company, or since then and not otherwise covered by the terms of this Agreement.

I also represent that except as listed below, I have no Agreements with or obligations to others in conflict with the foregoing.

s/William W. Dailey	s/William P. Acker
Witness	(Signed)
(Representative of the Company)

(Date)	(Date)

THE FOLLOWING ARE THE ONLY AGREEMENTS OR OBLIGATIONS TO WHICH I AM A PARTY WHICH MAY BE IN CONFLICT WITH OBLIGATIONS UNDERTAKEN ABOVE: